Exhibit 3

Media Contact:	Owen Davis

508-253-8468

Investor Contact:	Laurel Lefebvre

508-253-4080

Staples Purchased 12.3 percent of Corporate Express’ Ordinary Shares

•                  Staples purchased 22,435,115 Corporate Express ordinary shares or 12.3 percent of Corporate Express’ ordinary shares outstanding at a price of  €9.15 per share

•                  Purchase agreements contain an authorization from the selling shareholder to Staples to exercise the votes against the Lyreco transaction during Corporate Express’ EGM on 18 June 2008

FRAMINGHAM, Mass., June 4, 2008 – Staples, Inc.’s (Nasdaq: SPLS) wholly owned subsidiary Staples Acquisition B.V. today announced it entered into agreements to purchase a total of 22,435,115 ordinary shares in Corporate Express, representing 12.3 percent of Corporate Express’ outstanding ordinary share capital, at a price of €9.15 per share.

The selling shareholders, who owned the shares on the record date of 29 May 2008 for Corporate Express’ extraordinary shareholders meeting scheduled for 18 June 2008 (the “EGM”), have granted Staples Acquisition B.V. the power of attorney to cast the votes against the Lyreco transaction during the EGM.

As a result of the transactions referred to above, the total number of ordinary shares in the capital of Corporate Express currently either owned by Staples Acquisition B.V. or subject to the irrevocable undertakings announced on 3 June 2008 represents 35.6 percent of the outstanding ordinary share capital of Corporate Express.

About Staples

Staples, Inc. invented the office superstore concept in 1986 and today is the world’s largest office products company.  With 76,000 talented associates, the company is committed to making it easy to buy a wide range of office products, including supplies, technology, furniture, and business services.  With 2007 sales of USD 19.4 billion, Staples serves consumers and businesses ranging from home-based businesses to Fortune 500 companies in 22 countries throughout North and South America, Europe and Asia.  Headquartered outside of Boston, Staples operates more than 2,000 office superstores and also serves its customers through mail order catalog, e-commerce and contract businesses.  More information is available at www.staples.com.

This is a public announcement pursuant to the provisions of section 13, paragraph 2 of the Dutch Decree on Public Takeover Bids (Besluit openbare biedingen Wft).  Staples Acquisition B.V. expressly reserves any and all rights it has in respect of the Offer, as described in the Offer Memorandum, including the right to invoke or waive any of the conditions to the Offer set out in section 6.5 thereof.  This announcement shall not constitute a public offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale in securities.  Except as expressly stated in this press release, the Offer is made through and is subject to the terms and conditions as set out in the Offer Memorandum.  Other than the information contained in the Offer Memorandum Staples Acquisition B.V. did not disclose to the shareholders selling their Corporate Express shares any material information regarding the Offer which would be relevant for securityholders when considering to tender their securities in the Offer.  Not for release, publication or distribution, in whole or in part, in or into Canada or Japan.

Certain information contained in this news release may constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to the statements as to Staples’ intentions with respect to the Offer to acquire Corporate Express.  Actual future events may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the fact that the Offer made by Staples or any other acquisition of Corporate Express will be consummated and those other factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic reports filed by us with the SEC.  In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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